Exhibit 10.6

[TEMPLATE USED FOR EXECUTIVE VICE PRESIDENTS OTHER THAN CHIEF FINANCIAL OFFICER]

Pennsylvania Real Estate Investment Trust

2008 Incentive Compensation Opportunity Award

for [Insert Name of Executive],

Executive Vice President

2008 Incentive Opportunity[2]
2008 Incentive Range[3] - % of Salary
			Threshold[4]	Target[4]	Outperformance[4]
			%	%		%

Performance Measurement Allocation[5]
2008 Base Salary[1]	$
			Corporate		Individual
			%			%

CORPORATE – %
		Measure[6]	Threshold[8]	Target[8]	Outperformance[8]
		FFO Per Share[7]	$	$	$
		TOTAL 2008 CORPORATE OPPORTUNITY:	$	$	$
INDIVIDUAL – %
		Measure	Threshold	Target	Outperformance
		Compensation Committee Discretion[1]	Committee Discretion	Committee Discretion	Committee Discretion
		TOTAL 2008 INDIVIDUAL OPPORTUNITY:	$	$	$
		TOTAL 2008 INCENTIVE OPPORTUNITY:*	$	$	$

*	The amount payable under this award will be paid in cash during the period January 1, 2009 through March 15, 2009.

The Grantee has read and understands this award, including the endnotes which describe the terms of the award, and agrees to be bound by such terms. Further, the Grantee agrees that any amount awarded and paid to the Grantee under this award shall be subject to PREIT’s “Recoupment Policy” as in effect on the date the Committee granted this award, and as such policy is subsequently amended.

IN WITNESS WHEREOF, PREIT has caused this 2008 Incentive Compensation Opportunity Award to be duly executed by its duly authorized officer and the Grantee has hereunto set his hand on                          , 2008.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:

Grantee

ENDNOTES

1 “2008 Base Salary” means your regular, basic compensation from Pennsylvania Real Estate Investment Trust (“PREIT”) and/or a PREIT affiliate for 2008, not including bonuses or other additional compensation, but including contributions made by PREIT and/or a PREIT affiliate on your behalf, by salary reduction pursuant to your election, (i) to an arrangement described in section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) to a “cafeteria plan” (as defined in section 125(d) of the Code), and (iii) for a “qualified transportation fringe” (as defined in section 132(f) of the Code).

2 “2008 Incentive Opportunity” means the opportunity to earn incentive compensation for 2008, up to         % of your Base Salary, in the event certain corporate and individual performances are achieved. Corporate performance relates to PREIT’s cumulative performance with respect to one measure of its financial results for 2008, while individual performance relates to your performance within the scope of your responsibilities as an employee of PREIT and/or a PREIT affiliate.

3 “2008 Incentive Range” means, depending on the level of corporate and individual performance achieved (i.e., Threshold, Target or Outperformance), the percentage of your Base Salary that you may earn under this 2008 Incentive Compensation Opportunity Award. If the corporate performance is between the Threshold level and the Target level, or between the Target level and the Outperformance level, the percentage will be interpolated accordingly.

4 With respect to corporate performance, “Threshold” signifies a solid achievement, which is expected to have a reasonably high probability of achievement, but which may fall short of expectations. Threshold performance represents the level of performance that has to be achieved before any of your potential 2008 Incentive Compensation is earned. The Executive Compensation and Human Resources Committee (the “Committee”) will decide whether you have met what the Committee determines to be the “Threshold” level for purposes of your individual performance. If the Threshold performance level is achieved with respect to corporate and individual performance, you will earn at least         % of your 2008 Base Salary as your 2008 Incentive Compensation allocated to such performances (see note 5). If the Threshold performance level is not met with respect to corporate performance or your individual performance, you will not receive any 2008 Incentive Compensation allocated to such corporate performance or individual performance, as applicable.

With respect to corporate performance, “Target” generally signifies that the business objectives for the year, which are expected to have a reasonable probability of achievement have been met. In many situations, this represents approximately the mid-range of the estimate for FFO Per Share publicly announced by PREIT at approximately the time that the earnings for the prior fiscal year are publicly released by PREIT. The Committee will decide whether you have met what the Committee determines to be the “Target” level for purposes of your individual performance. If the Target performance level is achieved with respect to corporate and individual performance, you will earn at least         % of your 2008 Base Salary as your 2008 Incentive Compensation allocated to such performances (see note 5).

With respect to corporate performance, “Outperformance” signifies an outstanding achievement, an extraordinary performance by industry standards, and which is expected to have a modest probability of achievement. The Committee will decide whether you have met what the Committee determines to be the “Outperformance” level for purposes of your individual performance. If the Outperformance level is achieved with respect to corporate and individual performance, you will earn         % of your 2008 Base Salary as your 2008 Incentive Compensation allocated to such performances (see note 5).

5 “Performance Measurement Allocation” means the percent by which your 2008 Incentive Compensation is allocated between corporate performance and your individual performance. For example, if your base salary is $200,000, and         % of your 2008 Incentive Compensation is allocated to corporate performance and         % is allocated to your individual performance, you will earn $             (        % of         % of $200,000) of your 2008 Incentive Compensation if the Outperformance level of the corporate performance is achieved and $            (        % of         % of $200,000) of your 2008 Incentive Compensation if the Outperformance level of your individual performance is achieved.

6 The “Measure” is the business criterion on which corporate performance is based.

7 “FFO Per Share” means, with respect to each diluted share of beneficial interest in PREIT, “funds from operations” of PREIT, as reported to the public by PREIT for 2008.

8 In the event of a Major Transaction, the Committee shall have the authority (i) to adjust the Threshold, Target and Outperformance levels set forth in this award and (ii) to adjust the minimum FFO Per Share that is required in note 9 before any payment based on individual performance may be made. Such adjustment(s) may be made in such manner as the Committee deems appropriate in its sole discretion, subject to the requirement that (i) the same adjustment to performance levels shall be made to the 2008 Incentive Compensation Opportunity Awards granted to all officers of PREIT and PREIT affiliates and (ii) the same adjustment to the minimum FFO Per Share shall be made to all such awards granted to all such officers who are subject to such minimum. A Major Transaction shall include a sale or purchase of one or more properties by PREIT or a direct or indirect subsidiary of PREIT, the issuance or repurchase of equity by PREIT or a direct or indirect subsidiary of PREIT, or a business combination involving PREIT or a direct or indirect subsidiary of PREIT. The Committee shall not be obligated to make any adjustment(s). If the Committee elects to make an adjustment, it shall be free to take such factors into account as it deems appropriate under the circumstances in its sole discretion. Further, in the case of a Major Transaction that also constitutes a “Change of Control” of PREIT (as defined in your employment agreement), the Committee shall have the authority, in its sole discretion, to accelerate the payment of your 2008 Incentive Compensation.

9 The Committee has the sole discretion to set the measure for your individual performance for 2008 and to determine the level of individual performance you have achieved. However, regardless of your individual performance, no 2008 Incentive Compensation based on your individual performance will be paid if FFO Per Share (see note 7) is less than $             (subject to adjustment by the Committee – see note 8).